Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR, INC. ANNOUNCES $150 MILLION FINANCING

Revised agreement provides increased access to funds and amends covenants from the existing credit facility

MILPITAS, CA. — (December 17, 2007) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, today announced that Thermo Funding Company LLC (which is controlled by Jay Monroe, Globalstar’s Chairman and CEO) has assumed all of the obligations of the administrative agent and the lenders under Globalstar’s credit agreement with Wachovia Investment Holdings, LLC and the other lenders parties thereto.  In connection with this assignment and assumption, Thermo Funding and Globalstar have entered into an amended and restated credit agreement, pursuant to which Globalstar can borrow up to $150 million from Thermo Funding.

According to the amended agreement, Globalstar is permitted to incur additional term loans on an equally and ratably secured, pari passu, basis in an aggregate amount of up to $250.0 million (instead of the previous $150.0 million) from the lenders under the credit agreement or from other banks, financial institutions or investment funds approved by Globalstar and Thermo Funding.  Globalstar has not yet sought or obtained such additional funding.

“The amended agreement, which was reviewed and approved by a committee of the independent members of our board of directors, revises certain financial covenants in the credit agreement and ensures Globalstar will have complete access to the credit facility while providing the Company with the ability to draw the funds as and when required,” said Mr. Monroe.  He added, “By agreeing to assume the lenders’ commitments, Thermo Funding is also demonstrating our continued belief in Globalstar’s future.”  The amended agreement also extends the term of the credit facilities to December 31, 2012.  Interest rates on the facilities are unchanged from the prior credit agreement.

Globalstar intends to use the financing to continue the ongoing design and deployment of its second-generation satellite constellation and upgrades to its ground segment. The second-generation satellite constellation will provide

Globalstar customers with industry leading voice quality as well as increased data speeds to both handheld and fixed subscriber equipment.

The second-generation network will also integrate ancillary terrestrial component or ATC capability and ensure the company’s long-term capability to provide this and other integrated wireless multimedia satellite solutions.  Earlier this year, the U.S. Federal Communications Commission (FCC) released a Notice of Proposed Rule Making (NPRM or Notice) regarding Globalstar’s petition for increased authority to offer Ancillary Terrestrial Component services (ATC) in the U.S. in conjunction with its mobile satellite services.  In the Notice the FCC requested comment on expanding the L-band and S-band spectrum in which Globalstar may operate ATC to a total of 19.275 MHz.

About Globalstar, Inc.
With over 285,000 activated satellite voice and data units, Globalstar offers satellite services to commercial and recreational users in more than 120 countries around the world. The Company’s voice and data products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “The second-generation satellite constellation will provide Globalstar customers with industry leading voice quality as well as increased data speeds to both handheld and fixed subscriber equipment,” and, “The second-generation network will also integrate ancillary terrestrial component or ATC capability and ensure the company’s long-term capability to provide this and other integrated wireless multimedia satellite solutions,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Globalstar’s control, including demand for the Company’s products and services, including commercial acceptance of our new Simplex products, including SPOT, and the ability to retain and migrate its two-way communications services subscribers to its second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of its existing and future satellites; including the effects of the degrading ability of the first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by it or by independent gateway operators; its ability to attract sufficient additional funding to meet its future capital requirements including deployment of its second-generation constellation; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; its ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements. Additional information on factors that could influence Globalstar’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.